TimeWarner

                                                                NEWS
                                                                ................

FOR IMMEDIATE RELEASE:

    Time Warner Announces Settlement with Securities and Exchange Commission


NEW YORK, March 21, 2005 - Time Warner Inc. (NYSE:TWX) today announced that the Securities and Exchange Commission (SEC) has approved the proposed settlement, which resolves the SEC's investigation of the Company.

Chairman and Chief Executive Officer Dick Parsons said: "We're pleased to have resolved the SEC's investigation of the Company, based on the proposed settlement announced late last year. We're committed to cooperating with the independent examiner as well as fulfilling all of our other obligations under the settlement. At the same time, we look forward to continuing to operate our businesses best in class and delivering sustained, superior growth to our stockholders."

Under the settlement approved by the SEC commissioners, Time Warner agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of certain provisions of the securities laws and to comply with a prior SEC cease-and-desist order issued to AOL in May 2000.

The settlement also requires the Company to:
o Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;
o Adjust its historical accounting for advertising revenues in certain transactions with Bertelsmann, A.G., that were improperly or prematurely recognized primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were advertising revenues recognized in the second half of 2000 and during 2001;
o Adjust its historical accounting for the Company's investment in and consolidation of AOL Europe; and
o Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether the Company's historical accounting for transactions with 17 counterparties identified by the SEC staff, including three cable programming affiliation agreements with related advertising elements, was in conformity with generally accepted accounting principals, and provide a report to the Company's Audit and Finance Committee with its conclusions within 180 days of being engaged. The transactions to be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.

In connection with the settlement with the SEC, the Company's financial results for each of the years ended December 31, 2000 through December 31, 2003 have been restated to adjust the accounting, and the Annual Report on Form 10-K for the year ended December 31, 2004, which the Company filed with the SEC on March 11, 2005 reflects such restatements. Depending on the independent


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examiner's  conclusions,  a further restatement might be necessary.  The Company will not be able to deduct the $300 million penalty to be paid under the proposed settlement for income tax purposes, be reimbursed and indemnified for such payment through insurance or any other source, or use such payment to set off or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against the Company.

The Company's chief financial officer, controller and deputy controller have also reached settlements approved by the SEC commissioners. The settlements relate to the Company's accounting and disclosure of certain transactions with Bertelsmann, A.G. Under these settlements, the three officers agree, without admitting or denying the SEC's allegations, to the entry of an administrative order that they cease and desist from any future violations of certain reporting provisions of the securities laws. The agreements do not require any suspension, bar or penalties to be imposed on these individuals, who will continue to work for the Company in their current capacities.

Mr. Parsons added, "We have confidence in our top financial officers, and we're pleased that they will continue to serve our Company in their current positions."

About Time Warner

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and assume and are subject to final documentation reflecting the proposed settlement with the SEC, as well as approval by the SEC without substantial modification. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Info:

Edward Adler, Time Warner, Corporate Communications
(212) 484-6630

Mia Carbonell, Time Warner, Corporate Communications
(212) 484-6684

Kathy McKiernan, Time Warner, Corporate Communications
(212) 484-8043

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